INDEPENDENT CONTRACTOR AGREEMENT FOR SERVICES

(Managing Director of UOMO Publishing Division)

THIS AGREEMENT made and entered into this 11th day of December, 2007 (the “Effective Date”) by and between UOMO Media Inc., (“UOMO”) a Nevada Corporation, and Peter Coquillard , a sole proprietor ("Independent Contractor") c/o Carroll, Guido & Groffman, LLP, 1790 Broadway, 20th Floor, New York, NY  10019, according to the terms and conditions set forth below:

I.

SERVICES.  UOMO hereby engages Independent Contractor to render non-exclusive services as the Managing Director of UOMO’s Publishing Division.  Said services shall include, but are not limited to (a) Establishing global publishing administration deals; (b) Identifying and negotiating publishing acquisitions; (c) Establishing co-writes; (d) Raising private placement investments; and (e) such services usually and customarily rendered by and required of persons engaged in the capacity of Managing Director of  Publishing Division.  Independent Contractor’s services shall be rendered in a diligent and cooperative manner.  Independent Contractor warrants and represents that he possesses all necessary skills to perform the services described herein and is free to enter into this Agreement.  The quality of services provided by Independent Contractor is a matter of prime importance.  Should any portion of Independent Contractor's services be unsatisfactory to UOMO, UOMO may reject the same.  Independent Contractor may take steps necessary to remove the cause or basis for the disapproval by UOMO.

II.

TERM/TERMINATION.  Independent Contractor will commence performance of services for UOMO starting on the Effective Date and will continue for a period of twelve (12) months until December 10, 2008 (“Initial Term”) with the understanding that either party may terminate Independent Contractor's services at any earlier date with sixty (60) days prior written notice and with no further obligation to the other Party, except full payment for services rendered as agreed by the parties herein.  In the absence of the formal termination or renegotiation of terms of this Agreement during the initial term, this Agreement will automatically renew for periods of one year (“Renewal Term”) with at least the same compensation and the same terms of this Agreement.

III.

CASH COMPENSATION.  In consideration for services rendered, UOMO shall pay Independent Contractor and Independent Contractor accepts the following:  Fifty Thousand United States Dollars (USD $50,000.00); to be paid as follows: Advance of  Eight Thousand, Three Hundred, Thirty-Three United States Dollars and Thirty-Four cents (USD $8,333.34) due upon signing with the balance to be paid in ten (10) equal monthly installments of Four Thousand One Hundred, Sixty-Six Dollars and Sixty-Six cents (USD $4,166.66) payable on the last day of each month, beginning February 28, 2008.

IV.

OTHER COMPENSATION.  UOMO desires to establish Independent Contractor’s ownership interest in UOMO as an incentive for Independent Contractor’s peak performance and in furthering the corporate interests and welfare of UOMO.

(a)

RESTRICTED STOCK.  UOMO hereby grants to Independent Contractor Twenty-Five Thousand Dollars (USD $25,000.00) worth of Restricted Stock Units (RSUs).  The price of the RSUs will be determined by the ten-day trading average at the time of issue of the RSUs.  The RSUs will vest on a schedule to be determined by UOMO, and are subject to the six (6) month waiting period from the time of issue for restricted stock required by the United States Securities and Exchange Commission Rule 144 which is an amendment to the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  RSUs will be granted as follows:  Amount equal to Fifty percent (50%) upon signing with the balance to be granted in six (6) months.

(b)

STOCK OPTIONS.

(1).   Grant of Options.  UOMO hereby grants to Independent Contractor a stock option (“Option”) to purchase fifty thousand (50,000) shares of common stock in a manner and subject to conditions outlined in UOMO’s Share Option Agreement.

(2).

Exercise of Options/Shareholder Rights.  The Options or any portion thereof may be exercised by written notice to UOMO by Independent Contractor, in accordance with UOMO’s Share Option Agreement.  Independent Contractor shall have no rights as a stockholder in UOMO with respect to the Shares except to the extent the shares have been exercised.

(c)

PRIVATE PLACEMENT COMMISSIONS.  UOMO agrees to remit to Independent Contractor a commission equal to ten percent (10%) of Private Placement Investments only where the initial contact and interest with the potential investor(s) is the direct result of Independent Contractor’s efforts. Commissions will be paid promptly after investment revenues are received by UOMO.

V.

EXPENSES. The Company shall reimburse the Independent Contractor for all appropriate business related expenses incurred on behalf of the Company within 30 days of receiving satisfactory written documentation and backup (sufficient to be audited and included in the Company’s tax return) setting out the expense incurred by the Independent Contractor subject to approval from the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, or the board of directors of the Company.

VI.

RIGHTS SECTION.  Independent Contractor acknowledges and agrees that the results and proceeds of his services pursuant to this Agreement shall be deemed the property of UOMO.  UOMO shall be the sole owner of any and all rights in and to UOMO's Project(s) for which Independent Contractor renders services.  UOMO has the right to its Project(s) (including the results and proceeds of Independent Contractor's services), in part or in whole, throughout the Universe in any manner and/or media now known or hereafter devised in perpetuity, without any further approval of or obligation to Independent Contractor, unless otherwise agreed to in writing by the Parties.

VII.

CONFLICT .. Independent Contractor will not, during the Initial Term or during any Renewal Term, provide any service to any person where the performance of that service may or does, in the reasonable opinion of the Independent Contractor or the actual knowledge of the Independent Contractor give rise to a conflict of interest between the obligations of the Independent Contractor under this Agreement, and the obligations of the Independent Contractor to such other person.   The Company acknowledges the following:

(i) Independent Contractor’s “First Look Deal” with Nettwerk One Music (“NETTWERK”)

(ii) Independent Contractor’s Archangel East/China (“ARCHANGEL”)

Under no circumstances will any legitimate activity by the Independent Contractor in carrying out the business of NETTWERK or ARCHANGEL be deemed a conflict of interest or an activity in competition with the Company, provided:   (a) the Independent Contractor does not, during the Initial Term or any Renewal Term of this Agreement, directly or indirectly, solicit, endeavor to solicit, or seek to gain the custom of, canvass, or interfere with any person that was a customer of the Company, unless such person was a customer of NETTWERK or ARCHANGEL prior to the Effective Date or the Board of Directors of the Company has provided written consent to such solicitation or attempted solicitation; and

(b)  the Independent Contractor complies with all requirements of Article X of this Agreement.

VIII.

SUPERVISION AND CONTROL.  Independent Contractor shall be responsible for the method and manner in which Independent Contractor performs his tasks.  It is the intention of the parties that UOMO shall be in sole control of the overall projects assigned to Independent Contractor, and Independent Contractor shall adhere to the reasonable direction of Mr. Camara Alford, CEO or his designee.  Independent Contractor agrees that he shall be acting as an independent contractor in providing his services hereunder, and no agency, partnership, employer-employee, or similar relationship shall be deemed to exist.  Independent Contractor shall be solely responsible for obtaining and paying for all insurance coverage (health and workmen’s compensation) and local, state, or federal taxes required by law.  Independent Contractor shall comply with all applicable local, state, or federal laws and with all lawful rules and regulations of any union, guild or other collective bargaining entity properly having jurisdiction.

IX.

TAXES.  The Independent Contractor will promptly pay, and be solely responsible for paying, as the same become due and payable as a result or consequence of monies paid or payable by the UOMO to the Independent Contractor pursuant to this Agreement, all amounts payable pursuant to applicable tax statutes, workers¹ compensation or workplace safety and insurance statutes, pension plan statutes, and any other taxes, statutory deductions, contributions, and assessments on income required by the State of Nevada, the Province of Ontario, the Government of Canada, the Government of the United States, and any other government or regulatory authority, agency or body.

X.

CONFIDENTIALITY. The Independent Contractor acknowledges and agrees that UOMO has certain confidential information which it desires to remain confidential, such information is defined to include, but is not limited to, knowledge of trade secrets whether patented or not, computer programs, research and development data, testing and evaluation plans, business plans, opportunities, forecasts, products, strategies, proposals, suppliers, sales, manuals, work programs, financial and marketing information, customer lists or names, and information regarding customers, contracts and accounts of UOMO whether printed, stored electronically, or provided verbally (the “Confidential Information”). The Independent Contractor agrees that, for a period of twelve (12) months from receipt of information from the other party hereunder, he will use the same means he uses to protect his own confidential proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of both (i) written information received from UOMO which is marked or identified as confidential, and (ii) oral or visual information identified as confidential at the time of disclosure which is summarized in writing and provided to the Independent Contractor in such written form promptly after such oral or visual disclosure.  The foregoing will not prevent the Independent Contractor from disclosing Confidential Information which belongs UOMO if it is (i) already known by the Independent Contractor without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Independent Contractor, (iii) rightfully received from a third party, (iv) independently developed by the Independent Contractor without use of UOMO’s Confidential Information, (v) approved by UOMO for disclosure, (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Independent Contractor provides UOMO with notice of such requirement prior to any such disclosure, or (vii) disclosed to Independent Contractor’s personal and professional advisors.  The Independent Contractor understands and agrees that he shall not use directly or indirectly, any Confidential Information for his own benefit or for the benefit of any person competing or endeavoring to compete with UOMO.

XI.

INDEMNIFICATION/LIABILITY.  Independent Contractor and UOMO each agree to indemnify and hold the other harmless, including UOMO’s employees, officers, directors, stockholders, successors and assigns against all third party claims, damages, liabilities, costs, expenses, and judgments, including reasonable outside attorneys' fees, resulting from claims arising from the fulfillment of each parties respective obligations contained in this Agreement which have been reduced to final adverse judgment or settled with consent.

XII.

ENTIRE AGREEMENT.  This Agreement shall be governed by the laws of the State of Nevada.  With respect to the subject matter hereof, this Agreement contains the complete and exclusive statement of the agreement between the parties and supersedes all prior agreements and understandings (whether oral or written) between the parties.  This Agreement may not be modified or amended except in a writing executed by UOMO and Independent Contractor which refers to this Agreement. This Agreement will not be binding on UOMO unless and until this Agreement has been signed by all parties and a fully executed Agreement has been returned to UOMO.

INDEPENDENT CONTRACTOR hereby acknowledges and accepts the foregoing terms and conditions by signing below. The parties have caused this Agreement to be executed as of the date first written above.

PETER COQUILLARD

UOMO MEDIA, INC.

/s/ Peter Coquillard__________________

/s/ Camara Alford___________________

Name:

Peter Coquillard

Name:

Camara Alford

Title:

Managing Director

Title:

Chief Executive Officer and Chairman

Date:

December 11, 2007

Date:

December 11, 2007